Exhibit No. 99

For Immediate Release

Media Contact:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President, Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Charles Marentette, Sr. Director, Investor Relations
(612) 291-6184 or charles.marentette@bestbuy.com

Best Buy Board Approves 3-for-2 Stock Split

Quarterly Cash Dividend to Increase by 9 Percent

MINNEAPOLIS, June 23, 2005 – The Board of Directors of Best Buy Co., Inc. (NYSE: BBY) today reported that it approved a three-for-two stock split.  The company also increased the quarterly cash dividend rate by nine percent, from 11 cents per share to 12 cents per share, on a pre-split basis, effective with the cash dividend which, if authorized, would be payable on Oct. 25, 2005 to shareholders of record as of Oct. 4, 2005. The quarterly cash dividend rate on a post-split basis will be 8 cents per share.

Shareholders as of July 13, 2005 will receive one additional share for every two shares owned.  The additional shares will be distributed on Aug. 3, 2005.  This is the tenth split in the company’s common stock since 1984; the most recent split (a three-for-two split) occurred in May 2002.

“Our confidence in our accelerated transformation to a customer-centric business model and our financial outlook are reflected in the Board’s decision to split the stock,” said Brad Anderson, vice chairman and chief executive officer, speaking ahead of the company’s annual meeting of shareholders.

The increase in the cash dividend represents the second time Best Buy has raised its cash dividend rate since inaugurating its first cash dividend in December 2003.

 “We are pleased that our shareholders can benefit from our past successes,” said Anderson. “We thank them for their continued support as we move with optimism and dedication toward becoming a company that sees its business through the lens of the customer and unleashes the power of its employees to achieve its goals.”

The company had 325,144,208 shares of common stock issued and outstanding as of May 28, 2005.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is an innovative Fortune 100 growth company that continually strives to create superior customer experiences. Through more than 840 retail stores across the United States and in Canada, our employees connect customers with technology and entertainment products and services that make life easier and more fun. We sell consumer electronics, home-office products, entertainment software, appliances and related services. A Minneapolis-based company, our operations include: Best Buy (BestBuy.com and BestBuyCanada.ca), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com) and Magnolia Audio Video (Magnoliaav.com). We support our communities through employee volunteerism and grants from The Best Buy Children’s Foundation.

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